UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 15, 2009

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e) Compensatory Arrangements of Certain Officers
On May 15, 2009, the Compensation and Pension Committee of the Board of Directors (the “Compensation Committee”) approved non-qualified stock option awards with performance-based vesting for certain senior managers, including John W. Gamble, Jr., Paul A. Rooke and Martin S. Canning (the “Named Executive Officers”).  The Compensation Committee designed the stock option awards to promote the achievement of an essential performance goal, free cash flow, and to foster retention of certain senior managers.

The Compensation Committee awarded the following number of stock options to the Named Executive Officers: Mr. Gamble 129,000 stock options, Mr. Rooke 172,000 stock options and Mr. Canning 172,000 stock options.  The stock options granted to the Named Executive Officers will become vested and exercisable only if the performance goal is met as of May 15, 2016, otherwise the stock options shall be forfeited on such date. The stock options shall become vested and exercisable as follows: 34% on May 15, 2011, 33% on May 15, 2013, and 33% on May 15, 2015 or, in each case, the date the performance goal is satisfied, if later, and subject to the Named Executive Officer's continued employment with the Company from the date of grant until the relevant vesting date. If the performance goal has been satisfied, but the Named Executive Officer’s employment is terminated due to death, disability or retirement before the stock options have become vested, any unvested stock options shall become fully vested on the date of termination due to death, disability or retirement.  The stock options shall expire on May 15, 2019, if not sooner forfeited or exercised.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

          LEXMARK INTERNATIONAL, INC.

          By:        /s/ Robert J. Patton
        Robert J. Patton
        Vice President, General Counsel and Secretary

Date: May 19, 2009